Summary Translation	Exhibit 4.31

Loan Agreement

Contract No. : 2012JIYINDAIZIDI12100701

Borrower : Hebei Chuanglian Finance Leasing Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : September 24, 2012

Loan Amount : RMB50,000,000

Length of maturity : From September 24, 2012 to September 24, 2013

Use of Loan : Working Capital

Loan Interest : 6.60%

Date of Draft :September 24, 2012

Withdrawal Amount : RMB50,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :September 24, 2013

Loan Guarantee : Guaranty of Pledge

- Ganglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2012JIYINZUIQUANZHIZIDI12140695